UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

Starwood Waypoint Residential Trust

(Exact name of registrant as specified in its charter)

Maryland	001-36163	80-6260391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Harrison Street
Oakland, CA		94612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(510) 250-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

A special meeting of shareholders of Starwood Waypoint Residential Trust, a Maryland real estate investment trust (“SWAY”), was held on December 17, 2015 in Oakland, California (the “Special Meeting”) to vote on the proposals set forth in SWAY’s proxy statement dated November 13, 2015 and first mailed to SWAY’s shareholders on or about November 13, 2015. A total of 33,082,738 of SWAY’s common shares, $0.01 par value per share (“Common Shares”), out of a total of 37,973,989 outstanding Common Shares entitled to vote as of November 6, 2015 (the “Record Date”), were present in person or represented by proxy at the Special Meeting, which constituted a quorum. A summary of the voting results for the proposals is set forth below.

Proposal No. 1: The Internalization Proposal

At the Special Meeting, SWAY’s shareholders voted upon and approved a proposal to internalize SWAY’s management through the acquisition of SWAY Management LLC (the “Manager”) (the “Internalization”) in exchange for the issuance to Starwood Capital Group Global, L.P. (“Starwood Capital Group”) of 6,400,000 common units of Starwood Waypoint Residential Partnership, L.P. (the “Operating Partnership”), which under certain circumstances are redeemable for Common Shares on a one-for-one basis and certain post-closing asset-based adjustments in cash, pursuant to the Contribution Agreement dated as of September 21, 2015 (the “Contribution Agreement”) among SWAY, the Operating Partnership, the Manager and Starwood Capital Group (the “Internalization Proposal”). Approximately 78% of the votes cast on such proposal (excluding certain interested Common Shares) were voted in favor of the proposal. The votes on this proposal were as follows:

	For	Against	Abstentions	Broker Non-Votes
All Voted Common Shares	25,757,841	7,218,616	106,281	N/A
Excluding Certain Interested Common Shares *	25,274,700	7,218,616	106,281	N/A

*	Pursuant to the Contribution Agreement, the Internalization Proposal required the approval of at least a majority of the votes cast by the shareholders entitled to vote on the matter, other than the votes of Common Shares held by Starwood Capital Group or its affiliates or by any other shareholder determined to have a material financial interest in the Internalization.

Proposal No. 2: The Merger Share Issuance Proposal

At the Special Meeting, SWAY’s shareholders also voted upon and approved a proposal to issue 64,869,583 Common Shares in connection with the merger of Colony American Homes, Inc. (“CAH”) with and into SWAY Holdco, LLC, a wholly owned subsidiary of SWAY (the “Merger Subsidiary”), pursuant to the Agreement and Plan of Merger dated as of September 21, 2015 among SWAY, the Merger Subsidiary, the Operating Partnership, CAH, CAH Operating Partnership, L.P. and the parties identified therein as the Company Stockholders, the Company Unitholders and the Company Investors (the “Merger Share Issuance Proposal”). Approximately 99% of the votes cast on such proposal were voted in favor of the proposal. The votes on this proposal were as follows:

For	Against	Abstentions	Broker Non-Votes
32,878,246	91,541	112,951	N/A

Proposal No. 3: The Adjournment Proposal

At the Special Meeting, SWAY’s shareholders also voted upon and approved a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, as determined in the sole discretion of the chairman of the Special Meeting, to solicit additional proxies if there are not sufficient votes to approve the Internalization Proposal and the Merger Share Issuance Proposal (the “Adjournment Proposal”). Approximately 78% of the votes cast on such proposal were voted in favor of the proposal. The votes on this proposal were as follows:

For	Against	Abstentions	Broker Non-Votes
25,717,373	7,258,392	106,973	N/A

As a result of the votes cast at the Special Meeting, the Internalization Proposal, the Merger Share Issuance Proposal and the Adjournment Proposal were each approved by SWAY’s shareholders. It was not necessary to adjourn the Special Meeting under the authority granted by the Adjournment Proposal because there were sufficient votes at the time of the Special Meeting to approve the Internalization Proposal and the Merger Share Issuance Proposal.

Item 8.01	Other Events

On December 17, 2015, SWAY issued a press release announcing the results of the voting at the Special Meeting, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by Starwood Waypoint Residential Trust, dated December 17, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD WAYPOINT RESIDENTIAL TRUST

Dated: December 17, 2015	By:	/s/ Tamra D. Browne
	Name:	Tamra D. Browne
	Title:	Chief Legal Officer and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Starwood Waypoint Residential Trust, dated December 17, 2015